Immune Design Reports Fourth Quarter and Full Year 2016 Financial Results and Provides Corporate Update

Company to hold conference call at 1:30 pm Pacific today

SEATTLE and SOUTH SAN FRANCISCO, Calif., March 7, 2017 - Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate update for the fourth quarter and full year ended December 31, 2016.

“Throughout 2016, we continued enrollment of our key clinical programs, recruited senior leadership with late-stage oncology drug development expertise, and further evolved our ZVex platform to potentially enable a wider range of differentiated products. In addition, we successfully closed a follow-on offering that brought in new investors, as well as additional support from some key existing investors,” said Carlos Paya, M.D., Ph.D., President and Chief Executive Officer of Immune Design. “We look forward to a year in which clinical data begin to validate Immune Design’s approaches to treating patients.”

2016 Highlights and Corporate Update

Product Development: Progress on all programs and targeting data releases throughout 2017

Antigen Specific: CMB305 Program and ZVexMulti Next-Generation Product Candidates

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CMB305 is the prime-boost approach targeting NY-ESO-1-expressing tumors to generate anti-NY-ESO-1 T cells in vivo via a mechanism of action Immune Design believes differs from traditional cancer vaccines. CMB305 is being evaluated in soft tissue sarcoma (STS) patients in ongoing Phase 1 and 2 monotherapy and combination studies with the anti-PD-L1 antibody, atezolizumab.

◦	CMB305 monotherapy

▪	Follow-up of 48 STS patients from two fully enrolled monotherapy Phase 1 trials continues (CMB305; n=25 patients, and its vector-only component, LV305; n=23 patients). As of December 31, 2016:

•	The safety profile remains favorable, with a consistent rate of NY-ESO-1-triggered T cell responses that appear stronger with CMB305.

•	The median overall survival (OS) has still not been reached in either the CMB305 or LV305 study.

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Given that chemotherapeutic agents approved to treat second line metastatic STS have shown a median OS of 12.4-13.5 months, Immune Design believes this survival trend and favorable safety profile seen to date warrants evaluating further development of CMB305 as a monotherapy in recurrent STS patients.

◦	CMB305 in combination with TECENTRIQ® (atezolizumab)

▪	Enrollment continues in this randomized 80 patient, Phase 2 study in which patients receive CMB305 plus atezolizumab vs. atezolizumab alone, pursuant to a collaboration with Genentech.

▪	In addition to the potential of CMB305 as a monotherapy, the combination of CMB305 with a checkpoint inhibitor offers an additional potential approval path.

◦	2017 Presentation Planning

▪	Immune Design submitted data for presentation at the American Society of Clinical Oncology annual meeting in 2017 (ASCO 2017) from the CMB305 monotherapy trial in STS patients.

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Immune Design intends to submit data from the first 36 patients in the study combining CMB305 with atezolizumab for presentation at the European Society for Medical Oncology 2017 Congress in September 2017.

•	ZVexMulti, the evolution of the ZVex® platform designed to deliver multiple, full length antigens and immunomodulatory molecules, continues to progress in preclinical development.

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ZVexMulti is engineered to avoid potential antigenic competition and enable the delivery of multiple RNA genes selectively to dendritic cells to induce a simultaneous and balanced T cell response against all antigens.

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Immune Design believes this is a potentially significant advancement in its product development capabilities, enabling the development of therapies with the potential to target a wide range of conserved antigens and large number of neo-epitopes. ZVexMulti should allow for the expression of a much larger number of epitopes than achievable with other platforms, obviating the need for a proprietary predictive algorithm to derive a limited set of epitopes.

Antigen Agnostic: G100 Program

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G100, consisting of a synthetic, formulated TLR4 agonist injected intratumorally, continues to be evaluated in an ongoing randomized Phase 1/2 trial in patients with follicular non-Hodgkin lymphoma (fNHL) as both a monotherapy and combination therapy.

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In the monotherapy portion, patients receive either G100 and low-dose radiation (RadRx) or G100 and low-dose RadRx with the systemic administration of the anti-PD-1 antibody, Keytruda® (pembrolizumab), pursuant to a collaboration with Merck.

◦	In contrast with CMB305’s focus on OS, the initial endpoint focus for this study is on response rates in both treated and distal, non-treated lesions (abscopal effect).

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Immune Design submitted data from the G100 monotherapy portion of the study for presentation at ASCO 2017 and intends to submit data from the first 24 patients in the randomized part of the study of G100 with or without pembrolizumab for presentation at the American Society of Hematology 2017 Annual Meeting to be held in December.

Expansion of Board of Directors and Senior Leadership Team

•	Dr. Susan L. Kelley joined the Immune Design Board in June 2016, and brings more than 25 years' experience in oncology and immunology drug development to the company.

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Dr. Sergey Yurasov joined the Immune Design team as Senior Vice President of Clinical Development and Chief Medical Officer in October 2016. Dr. Yurasov brings more than 20 years' experience in immunology and late-stage oncology drug development to the company.

Acquisition of Intellectual Property Rights and Settlement of Litigation and Patent Challenge

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In October 2016, Immune Design announced the acquisition of intellectual property rights from, and settlement of outstanding legal proceedings with, Theravectys SA (TVS). Immune Design obtained a license to certain present and future intellectual property of TVS related to the company’s ZVex platform and resolved all outstanding proceedings in Delaware and Belgium and a patent opposition proceeding brought by TVS against one of the company’s patents related to ZVex. Please refer to Immune Design’s Current Report on Form 8-K filed on October 21, 2016 for a more complete description of the terms.

Completion of Follow-On Financing

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In September 2016, Immune Design completed an underwritten follow-on public offering, which resulted in the sale of 5,226,369 shares of common stock, at a price of $6.25 per share. Net proceeds from the offering were $30.3 million after deducting underwriting discounts, commissions and estimated expenses. Both new and existing investors participated in the offering.

Financial Results

Full Year 2016

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Immune Design ended the fourth quarter of 2016 with $110.4 million in cash and cash equivalents, short-term investments, and other receivables compared to $112.9 million as of December 31, 2015. Net cash used in operations for the year ended December 31, 2016 was $35.7 million.

•	Net loss and net loss per share for the year ended December 31, 2016 were $53.5 million and $2.47, respectively, compared to $39.4 million and $2.06, respectively, for the same period in 2015.

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Revenue for the year ended December 31, 2016 was $13.3 million and was primarily attributable to $7.0 million in license revenue associated with Immune Design’s collaboration with Sanofi, $1.7 million in product sales to collaboration partner Sanofi and other third parties, and $4.6 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration. Revenue for the same period in 2015 was $9.5 million and was primarily attributable to $4.2 million in collaboration revenue associated with the Sanofi G103 collaboration, $3.5 million in license revenue associated with the company’s collaborations with Medimmune and Sanofi, and $1.9 million in product sales to collaboration partners Sanofi and Medimmune and other third parties.

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Research and development expenses for the year ended December 31, 2016 were $45.1 million, compared to $33.1 million for the same period in 2015. The $12.0 million increase was primarily attributable to continuing advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials.

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General and administrative expenses for the year ended December 31, 2016 were $21.9 million, compared to $15.1 million for the same period in 2015. The $6.8 million increase was primarily attributable to the settlement and license agreements with TVS involving the acquisition of certain present and future intellectual property rights from TVS and resolving the litigation initiated by TVS in July 2014 against the Company, as well as related claims and counterclaims.

Fourth Quarter

•	Net loss and net loss per share for the fourth quarter of 2016 were $14.4 million and $0.57, respectively, compared to $12.1 million and $0.60, respectively, for the fourth quarter of 2015.

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Revenue for the fourth quarter of 2016 was $2.1 million and was primarily attributable to $0.5 million in product sales to collaboration partner Sanofi and other third parties, and $1.6 million in collaboration revenue associated with the Sanofi G103 (HSV2 therapeutic vaccine) collaboration. Revenue for the fourth quarter of 2015 was $1.1 million and was primarily attributable to $0.9 million in product sales to collaboration partners Sanofi and Medimmune and other third parties, and $0.2 million in collaboration revenue associated with the Sanofi G103 collaboration.

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Research and development expenses for the fourth quarter of 2016 were $12.0 million compared to $8.9 million for the same period in 2015. The $3.1 million increase was primarily attributable to continuing advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials and an increase in personnel-related expenses to support the company’s advancing research and clinical pipeline.

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General and administrative expenses for the fourth quarter of 2016 were $4.4 million, relatively consistent with general and administrative expenses of $4.0 million recorded in the fourth quarter of 2015.

Cash Guidance

Based on current expectations, Immune Design expects to have cash to fund operations into the second half of 2018.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the fourth quarter and full year 2016 financial results and provide a corporate update.

The live call may be accessed by dialing 844-266-9538 for domestic callers and 216-562-0391 for international callers. A live webcast of the call will be available online from the investor relations section of the Immune Design website at http://

ir.immunedesign.com/events.cfm and will be archived there for 30 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code 70907410.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVex® and GLAAS®. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and results of clinical trials for Immune Design’s product candidates and the reporting of clinical data regarding Immune Design’s product candidates. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Balance Sheet Data
(In Thousands)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$45,214	$112,921
Short-term investments	62,041	—
Other receivables	3,156	—
Total assets	114,495	116,145
Total current liabilities	19,263	7,111
Total stockholders' equity	95,176	108,993

Condensed Consolidated Statements of Operations and Comprehensive Loss Data
(In Thousands Except Per Share Amounts)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)
Revenues:
Licensing revenue	$—	$—	$7,000	$3,500
Product sales	461	921	1,627	1,853
Collaboration revenue	1,597	218	4,633	4,157
Total revenues	2,058	1,139	13,260	9,510
Operating expenses:
Cost of product sales	134	353	481	774
Research and development	12,005	8,878	45,134	33,087
General and administrative	4,443	4,048	21,859	15,134
Total operating expenses	16,582	13,279	67,474	48,995
Loss from operations	(14,524)	(12,140)	(54,214)	(39,485)
Interest and other income	78	25	684	40
Net loss	$(14,446)	$(12,115)	$(53,530)	$(39,445)
Other comprehensive income (loss):
Unrealized (loss) gain on investments	(31)	-	(24)	-
Comprehensive loss:	$(14,477)	$(12,115)	$(53,554)	$(39,445)
Basic and diluted net loss per share	$(0.57)	$(0.60)	$(2.47)	$(2.06)
Weighted-average shares used to compute basic and diluted net loss per share	25,409,219	20,145,247	21,638,468	19,155,918

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
sannes@annesassociates.com
650-888-0902
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